EXHIBIT 99.1

CHARMING SHOPPES PROVIDES REVISED EARNINGS GUIDANCE

FOR THE FISCAL YEAR ENDING JANUARY 28, 2006

Bensalem, PA, July 7, 2005 – Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-channel specialty apparel retailer specializing in women’s plus-size apparel, today provided upwardly revised earnings guidance for the current fiscal quarter ending July 30, 2005 and the fiscal year ending January 28, 2006. The revisions include the impact of the Company’s acquisition of Crosstown Traders, Inc., which was completed on June 2, 2005.

Commenting on the Company’s current quarter, Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc., said, “Stronger than planned June sales and solid improvement in gross margins at our retail store brands are the drivers of our upward revision of projected earnings per share for the second quarter. We are enjoying healthy performance in Summer product classifications at our Lane Bryant, Fashion Bug and Catherines Plus Size businesses.

“For the full year, both our retail store brands’ strong performance and the addition of Crosstown Traders are contributing to our upwardly revised earnings outlook. Through the first half of the year, Lane Bryant, Catherines and Fashion Bug are each expected to contribute to our improved profitability versus a year ago. The revision to our earnings projections in the latter half of the year is primarily attributable to the projected accretion from our acquisition of Crosstown Traders.”

Revised Outlook for Fiscal Year ending January 28, 2006:

Projected Earnings Per Share for Fiscal Year 2006: For the fiscal year ending January 28, 2006, the Company has provided an upwardly revised projection for diluted earnings per share in the range of $0.69 - $0.73. This compares to $0.52 per diluted share for the corresponding period ended January 29, 2005. The Company’s previous guidance for the fiscal year ending January 28, 2006 was in the range of $0.58 - $0.62 per diluted share. During the fiscal year ending January 28, 2006, the Company projects approximately $0.07 per diluted share accretion from the acquisition of Crosstown Traders, Inc.

The revision to the Company’s full year earnings expectations is driven by improved performance in the second quarter from our retail store brands and the expected accretion from the acquisition of Crosstown Traders. The two major components of the Company’s Crosstown Traders business, apparel and gifts, each operate with higher operating margins than Charming Shoppes’ retail store brands. The gift business achieves the majority of its sales and earnings during the Christmas holiday season, resulting in an upwardly revised projection for diluted earnings per share in the fourth quarter ending January 28, 2006.

Projected Sales Revenue: For the fiscal year ending January 28, 2006, the Company projects total sales in a range of $2.72 to $2.75 billion, an increase of 17% - 18% from fiscal year 2005. This projection assumes comparable store sales increases of low single digits for the Company’s retail store brands. The increase in projected sales is primarily a result of the addition of partial year revenues from Crosstown Traders of approximately $320 million. Additionally, through June the Company is experiencing year over year sales gains at its retail store brands as a result of improved merchandise assortments. Continuing growth in e-commerce for each of the Company’s retail store brands also contributes to the Company’s year over year increase in projected sales.

Gross Margin: The Company projects expansion in its reported gross margin to a range of 30.0% - 30.4% of sales for the fiscal year ending January 28, 2006, primarily as a result of continued improvement at Lane Bryant and improving margins at Catherines Plus Sizes.

Expenses: The Company estimates that Selling, General and Administrative expenses, as a percent of sales, will be approximately 24.0% - 24.4% for the fiscal year ending January 28, 2006. The expense plan for the year includes increases in store payroll, occupancy, healthcare benefits, and information technology, as well as expenses related to the operation of Crosstown Traders, Inc.

Additional Data: Interest expense is projected at approximately $23 million for the year. The increase in interest expense is related to the Company’s borrowings on its revolving line of credit in connection with the acquisition of Crosstown Traders, Inc. Depreciation and Amortization (D&A) is projected in a range of $80 - $85 million for the year. Capital Expenditures are projected at $95 - $105 million. Approximately three-quarters of the Company’s capital expenditure plan supports store development, including openings, relocations, and store improvements. The remainder is primarily planned for improvements in the Company’s information technology and corporate infrastructure. The Company’s revised projection includes estimated weighted average diluted shares of 137 million and a tax rate in a range of 36% to 37%.

Revised Outlook for the Second Quarter ending July 30, 2005:

For the second quarter ending July 30, 2005, the Company has upwardly revised its projections for diluted earnings per share to a range of $0.26 - $0.28. This projection includes operating activity from Crosstown Traders beginning June 2, 2005, assumes total consolidated sales in a range of $700 to $705 million and comparable store sales increases of low single digits for the Company’s retail store brands. For the corresponding period ended July 31, 2004, diluted earnings per share were $0.21. During the second quarter ending July 30, 2005, the Company projects no accretive effect on earnings per share from the acquisition of Crosstown Traders.

Outlook for the Third Quarter ending October 29, 2005:

For the third quarter ending October 29, 2005, the Company has projected diluted earnings per share in the range of $0.07 - $0.08. This projection assumes total consolidated sales in a range of $650 to $660 million and comparable store sales increases of low single digits for the Company’s retail store brands. For the corresponding period ended October 30, 2004, diluted earnings per share were $0.05. During the third quarter ending October 29, 2005, the Company projects minimal accretive effect on earnings per share from the acquisition of Crosstown Traders.

Outlook for the Fourth Quarter ending January 28, 2006:

For the fourth quarter ending January 28, 2006, the Company has projected diluted earnings per share in the range of $0.13 - $0.14. This projection assumes total consolidated sales in a range of $770 to $780 million and comparable store sales increases of low single digits for the Company’s retail store brands. For the corresponding period ended January 29, 2005, diluted earnings per share were $0.04. During the fourth quarter ending January 28, 2006, the Company projects approximately $0.07 per diluted share accretion from the acquisition of Crosstown Traders.

Change in Sales Reporting Schedule for Fiscal Year 2007

Charming Shoppes, Inc. also announced today that, beginning with next year’s first fiscal quarter, the Company will commence reporting consolidated sales and comparative store sales on a quarterly basis, and will discontinue reporting consolidated sales and comparative store sales on a monthly basis. With the addition of Crosstown Traders, the Company’s Direct-To-Consumer

businesses (e-commerce and catalog) have grown significantly, to approximately 20% of Charming Shoppes’ total revenues. These rapidly growing Direct-To- Consumer sales revenues, which are not generally reported in the same-store sales calculation within the retail industry, have led the Company to conclude that as a multi-channel retailer, the single metric of monthly same-stores sales is not sufficiently representative of the longer-term sales trends and profitability of the Company’s businesses.

Charming Shoppes, Inc. operates 2,235 stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). Additionally, the following apparel, accessories, footwear and gift catalogs are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi’s.

Please visit http://www.charmingshoppes.com/ for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company’s operations, performance, and financial condition. Such forward- looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to successfully integrate the operations of Crosstown Traders, Inc. with Charming Shoppes, Inc., the failure to implement the Company’s business plan for increased profitability and growth in the plus-size women’s apparel business, the failure to successfully implement the Company’s business plan for Crosstown Traders, Inc., changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955